Exhibit 99.1



                            MERRILL LYNCH & CO., INC.
                                 CODE OF ETHICS
                                       FOR
                             FINANCIAL PROFESSIONALS

The Board of Directors of Merrill Lynch & Co., Inc. (together with its affiliates, the "Company" or "Merrill Lynch") has adopted the following Code of Ethics, which applies to all Company Financial Professionals worldwide, to ensure the continuing integrity of financial reporting and transactions. "Financial Professional" means any professional employee in the area of finance (including core and business finance, accounting, and financial reporting), corporate audit, corporate risk management, corporate tax, investor relations or treasury, and also includes the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), Controller, the Head of each of the major business segments of the Company, and any member of Executive Management who has similar operating or oversight responsibilities regardless of such person's designated title.

The Company's Guidelines for Business Conduct: Merrill Lynch's Code of Ethics for Directors, Officers and Employees ("Guidelines for Business Conduct") sets forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company's directors, officers and employees. Financial Professionals are required to conduct their personal and professional affairs in a manner that is consistent with the ethical and professional standards set forth in the Guidelines for Business Conduct, as well as this supplemental Code of Ethics.

All Financial Professionals must:

1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2. Take all reasonable measures to protect the confidentiality of non-public information about Merrill Lynch or any subsidiary and Merrill Lynch customers obtained or developed in connection with their activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

3. Produce full, fair, accurate, timely, and understandable disclosure, in compliance with applicable accounting standards, in reports and documents that Merrill Lynch or any subsidiary files with, or submits to, the U.S. Securities and Exchange Commission or any applicable regulatory body and in other public communications made by Merrill Lynch or any subsidiary;

4. Act in good faith, responsibly, with due care, competence, prudence and diligence, without misrepresenting material facts or allowing one's independent judgment or decisions to be subordinated;

5. Comply with governmental laws, rules and regulations, as well as rules and regulations of self-regulatory organizations applicable to Merrill Lynch, its subsidiaries, and their respective businesses; and

6. Promptly bring to the attention of the Disclosure Committee of the Company and to senior management any information he or she may have concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company's internal controls, (ii) any fraud, whether or not material, or any actual or apparent conflict of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls, or (iii) any other matters which could have a material adverse effect on the Company's ability to record, process, summarize and report financial data.


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Financial Professionals shall facilitate the work of the Company's independent public auditors and shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead Merrill Lynch's independent public auditors.

Each Financial Professional is accountable for his or her adherence to this Code of Ethics and the Company's policies. Any violation of this Code of Ethics may result in disciplinary action, including immediate dismissal.

Any Financial Professional who believes, in the exercise of reasonable judgment after a review of the facts, that a violation of this Code of Ethics has occurred shall promptly report such violation to the General Counsel of Corporate Law and to the Head of Corporate Audit. In the alternative, reports of violations of this Code of Ethics and auditing or accounting related concerns may be made confidentially and anonymously through the Ethics Hotline as set forth in the Guidelines for Business Conduct.

Merrill Lynch policy prohibits retaliation against an employee who reports a violation of this Code of Ethics in good faith. As provided by law, Merrill Lynch is not permitted to fire, demote, suspend, harass or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee, or by the Company, relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud or a violation of any wage or discrimination laws. No Merrill Lynch director, officer, employee or representative is permitted to take any such retaliatory action.


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